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Exhibit 5.1

August 15, 2001

Photon Dynamics, Inc.
6325 San Ignacio Avenue
San Jose, CA 95119-1202

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Photon Dynamics, Inc., a California corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the resale of six hundred ninety-nine thousand ten (699,010) shares of common stock of the Company (the "Shares").

    In connection with this opinion, we have examined and relied upon: (1) the Registration Statement and related Prospectus; (2) the Company's Amended and Restated Articles of Incorporation and Bylaws, as currently in effect; and (3) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, including the Agreement and Plan of Merger dated as of July 6, 2001 by and among: the Company; Iris Acquisition, LLC, a Texas limited liability company; Intelligent Reasoning Systems, Inc., a Texas corporation ("IRSI"); and Clinton Bybee as Shareholder's Agent. Such Agreement and Plan of Merger, as amended on July 12, 2001, is referred to herein as the "Merger Agreement". In connection with this opinion, we have assumed (a) the full compliance by those former shareholders of IRSI entitled to receive a portion of the Shares with the requirements set forth in the Merger Agreement for the receipt of the Shares by such former shareholders in exchange for their respective stock certificates formerly evidencing shares of IRSI capital stock and (b) delivery by the Company's transfer agent to such former IRSI shareholders of the stock certificates evidencing such Shares.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
COOLEY GODWARD LLP
By:	/s/ BRETT D. WHITE Brett D. White

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  Exhibit 5.1